Exhibit 10.3

Dated: March 26, 2010

Notice of Performance Unit Grant

Participant:	Barry Schlesinger

Notice:	You have been granted Performance Units in accordance with the terms of Article XI of the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”) and the Performance Unit Award Agreement attached hereto (the “Award Agreement”).

Grant:	Date of Grant: March 26, 2010 Number of Performance Units: To be determined as provided below Each Performance Unit has a value of $1.00

Performance Period: Calendar year 2010

Calculation of Number of Performance Units to Be Awarded:

The number of Performance Units you will receive under the Agreement, if any, will be determined as follows. First, the Company’s Compensation Committee (the “Committee”) will compute the 2010 Company Bonus Pool (the “Bonus Pool”). Second, the Committee will determine the maximum number of your Performance Units by multiplying the Bonus Pool by 15%. By way of illustration, if your percentage of the Bonus Pool has a value equal to $1 million, you would be entitled to a maximum of 1,000,000 Performance Units. As provided in Section 17.8 of the Plan, in no event may your Performance Units exceed $10 million. Finally, in its complete discretion, the Committee shall determine the actual number of Performance Units to which you shall be entitled, which may be any lesser number (including 0) that the Committee determines. You will thereupon receive a cash payment from the Company, equal to the product of $1.00 multiplied by the number of Performance Units awarded to you, if any, which amount shall be paid to you prior to March 15, 2011, unless the Committee determines to reduce the number of your Performance Units to 0.

Computation of the Bonus Pool

First, “Adjusted EBITDA” is computed. Adjusted EBIDA equals GAAP net income/loss for the Company for calendar 2010 prior to subtraction of the Bonus Pool and with the following additional adjustments:

Income tax expense/benefit is added back or subtracted

Charges for stock-based compensation, non-cash charges for depreciation and amortization, and interest expense (including the Company’s share of unconsolidated amounts for these items) are added back.

Extraordinary items are excluded.

The Bonus Pool is a dollar amount computed as follows:

There is no Bonus Pool unless Adjusted EBITDA is at least $25 million.

If Adjusted EBITDA equals or exceeds $25 million but is not more than $50 million, the Bonus Pool equals $2.5 million plus 20% of Adjusted EBITDA from $25 million through $50 million.

If Adjusted EBITDA exceeds $50 million but is not more than $75 million, the Bonus Pool equals $7.5 million plus 30% of Adjusted EBITDA from $50 million through $75 million.

If Adjusted EBITDA exceeds $75 million but is not more than $100 million, the Bonus Pool equals $15 million plus 40% of Adjusted EBITDA from $75 million through $100 million.

If Adjusted EBITDA exceeds $100 million, the Bonus Pool equals $25 million plus 25% of Adjusted EBITDA in excess of $100 million.

Rejection:

If you wish to accept this Performance Unit Award, please return the attached Award Agreement, executed by you, at any time within 45 days after the Date of Grant, to Kennedy-Wilson Holdings, Inc., 9701 Wilshire, Suite 700, Beverly Hills, CA 90210, Attn: Jim Ozello. If you do not return a signed copy of the Award Agreement within 45 days after the Date of Grant, you will have rejected this Performance Unit Award.

Performance Unit Award Agreement

This Performance Unit Award Agreement (this “Agreement”), dated as of the date of the Notice of Performance Unit Grant attached hereto (the “Grant Notice”), is made under the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”) and is between Kennedy-Wilson Holdings, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included and made a part of this Agreement.

1. Definitions.

Capitalized terms used but not defined in this Agreement (including the Grant Notice) have the meaning set forth in the Plan.

2. Grant of Performance Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the contingent right to receive in cash an amount equal to the product of $1.00 multiplied by the number of Performance Units set forth in the Grant Notice, as such number of Performance Units may be reduced by the Committee in its sole and unfettered discretion (the “Performance Units”). Each Performance Unit has a value of $1.00.

3. Vesting and Payment of Performance Units.

After the Performance Period (as specified in the Notice of Grant) has ended, the Company shall pay to the Participant in cash the product of $1.00 multiplied by the number of Performance Units to which he or she is entitled, if any, as determined by the Committee pursuant to the Grant Notice; provided, however, that the Committee may, in its sole and unfettered discretion, decrease the amount of Performance Units awarded to the Participant. Notwithstanding the foregoing, the Awardee’s entitlement to receive any payment hereunder shall be forfeited thereby upon the termination of the Awardee’s employment with the Company (i) by the Company for Cause, or (ii) by the Awardee without Good Reason, in either case prior to the date on which the Committee determines the number of Performance Units to be awarded to the Awardee hereunder. For purposes of Section 3, the term “Good Reason” shall mean the voluntary termination of the employment of the Awardee with the Company by the Awardee within six months of the Company’s (A) instructing the Awardee to work full-time or substantially full-time at any location not acceptable to the Awardee (other than the Company’s main headquarters) that is more than 50 miles from the Awardee’s principal place of work and more than 50 miles from the Awardee’s principal residence, (B) eliminating or materially reducing the Awardee’s duties for the Company, or (C) reducing the Awardee’s base pay; provided, however, that the Awardee must provide notice to the Company within 90 days of the initial existence of the condition constituting the Awardee’s “Good Reason” and, provided further, that the Company shall have a period of 30 days to remedy such condition, and if it does, such condition shall not constitute “Good Reason.”

4. No Right to Continued Employment.

None of the Performance Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Company or any Affiliate for any period, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason. For the avoidance of doubt, this Section 4 is not intended to amend or modify any other agreement, including any employment agreement that may be in existence between the Participant and the Company or any Affiliate.

5. The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. A paper copy of the Plan shall be provided to the Participant upon the Participant’s written request to the Company.

6. Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

7. Other Plans.

The Participant acknowledges that any income derived from the Performance Units shall not affect the Participant’s participation in or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

8. Assignment. Participant may not transfer or assign this Agreement or any part hereof. The Company reserves the right to transfer or assign this Agreement to any of its Affiliates.

KENNEDY WILSON HOLDINGS, INC.		GRANTEE

By:	/s/ Freeman Lyle	By:	/s/ Barry Schlesinger
Name: Freeman Lyle		Name: Barry Schlesinger
Title: Chief Financial Officer		Title: Chief Administrative Officer